Exhibit 5.3

HAM\69981754.6	1 April 2025

The Addressee in Schedule 1 (Addressee) hereto
(the “Addressee”)

Private and Confidential

AerCap Ireland Capital Designated Activity Company and AerCap Ireland Limited (each a “Company” and collectively the “Companies”)

U.S.$500,000,000 Fixed-Rate Reset Junior Subordinated Notes due 2056

Dear Sirs

1.	Introduction

1.1
We have acted as Irish counsel to AerCap Ireland Capital Designated Activity Company (“AICD”) and AerCap Ireland Limited (“AIL”) in connection with the Documents (as defined below).  We have been requested to give an opinion in connection with certain Irish law aspects of the Documents (as defined below).

1.2	We are qualified to give this legal opinion (“Opinion”) under Irish law on the bases, under the assumptions, and subject to the reservations and qualifications set out below.

2.	Bases of Opinion

2.1
This Opinion speaks only as of its date.  We assume no obligation to update this Opinion at any time in the future nor to advise the Addressee of any change in law, change in the interpretation of law, or of any information which may come to our attention following the date of this Opinion, which might affect or alter the opinions set out herein.

Stephen Holst (Managing Partner), Mark White (Chair), Kevin Kelly, Hilary Marren, Eamonn O’Hanrahan, Helen Kilroy, David Lydon, Colm Fanning, Paul Lavery, Alan Fuller, Michelle Doyle, Hugh Beattie, Fergus Gillen, Valerie Lawlor, Rosaleen Byrne, Eamon de Valera, Joe Fay, Ben Gaffikin, Donal O Raghallaigh, Barrett Chapman, Mary Brassil, Audrey Byrne, Shane Fahy, Georgina O’Riordan, Adrian Farrell, Michael Murphy, Darragh Murphy, Brian Quigley, Stephen FitzSimons, Philip Murphy, Fiona O’Beirne, Garreth O’Brien, Gary McSharry, Alan Heuston, Josh Hogan, Richard Leonard, Rory O’Malley, Lisa Smyth, Brendan Slattery, Tom Dane, Catherine Derrig, Megan Hooper, Shane Sweeney, Adam Finlay, Iain Ferguson, Jennifer Halpin, Stuart McCarron, Stephen Proctor, Michael Coonan, Emily Mac Nicholas, Brendan Murphy, Shane O’Brien, Éamon Ó Cuív, Eleanor Cunningham, Gill Lohan, Ciara Ryan, Niall Best, Richard Gill, Douglas McMahon, Laura Treacy, Laura Deignan, Stephen Fuller, Niall McDowell, John Neeson, Orlaith Sheehy, Sean Carr, Morgan Dunne, Donal Hamilton, Ian Payne, Bébhinn Bollard, Amy Brick, Jamie McGee, Ruairí Stewart, Deirdre Barnicle, Conor Cunningham, Paula Fearon, Clare Gillett, Aidan Gleeson, Sinead Martyn, Anna Moran, Ciara O’Herlihy, James Quirke, Gerard Sadlier, Simon Walsh.
Consultants: Catherine Austin, Seán Barton, Roderick Bourke, David Hurley, Eleanor MacDonagh (fca), Peter Osborne, Tony Spratt (aca).
Company Secretarial and Compliance Services: Ray Hunt.

DUBLIN • BRUSSELS • LONDON • NEW YORK

2.2	For the purposes of giving this Opinion we have examined original, facsimile or electronic copies of:

(a)
the Preliminary Prospectus Supplement dated 25 March 2025 (to the Prospectus dated 18 October 2024, the “Prospectus”) (the “Preliminary Prospectus Supplement”) relating to the Transactions and the Final Prospectus Supplement dated 25 March 2025 relating to the Transaction (the “Final Prospectus Supplement”, together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”);

(b)	the executed Documents;

(c)	a certificate of a director of each Company dated the date of this Opinion (the “Certificates”); and

(d)	results of the Searches (as defined below),

together the “Reviewed Documents”.

2.3	We have not examined:

(a)	any documents relating to the Transactions other than the Reviewed Documents, even where other documents are referred to in the Reviewed Documents; or

(b)
any other documents or other instruments affecting the Companies or any other person and any other corporate or other records of the Companies or any other person, other than as stated in this Opinion.

2.4	In this Opinion:

“Addressee” means the party set out in Schedule 1 (Addressee);

“Companies Act” means the Companies Act 2014;

“CRO” means the Companies Registration Office of Ireland;

“Courts” means the Courts of Ireland, unless otherwise indicated, and “Court” shall be construed accordingly;

“Data Protection Laws” means all law applicable in Ireland relating to the protection of data, including without limitation the Data Protection Acts 1988 to 2018 and Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), and shall include reference to all implementing measures, delegated acts, guidance, codes of practice and codes of conduct in connection with any thereof;

“Documents” means each of the documents listed on Schedule 2 (Documents) hereto and “Document” means any one of them;

“E-Commerce Act” means the Electronic Commerce Act 2000;

HAM\69981754.6	Page 2/20
Exhibit B5 Opinion

“eIDAS Regulation” means EU Regulation No. 910/2014 on electronic identification and trust services for electronic transactions in the internal market;

“EU” means any of the European Communities, the European Union and the European Economic Area, as the context requires or permits;

“Guarantee” means the guarantee by AIL of the Notes pursuant to the Indenture;

“Holdings” means AerCap Holdings N.V.;

“Indenture” has the meaning given to such term in Schedule 2 (Documents);

“Insurance Acts” means the Insurance Acts 1909 to 2024, regulations made thereunder and regulations relating to insurance made under the European Communities Acts 1972 to 2012;

“Notes” means U.S.$500,000,000 Fixed-Rate Reset Junior Subordinated Notes due 2056, issued by AICD, as Irish issuer, and AerCap Global Aviation Trust (“AGAT”), as US issuer, pursuant to the Indenture;

“Parties” means, in respect of a Document, the parties to that Document and “Party” means any of them;

“Registration Statement” means the Form F-3 registration statement filed by AICD as Irish issuer and AerCap Global Aviation Trust, as US issuer, and AerCap Holdings N.V., AerCap Aviation Solutions B.V., AIL, AerCap US Global Aviation LLC and International Lease Finance Corporation, as Guarantors (collectively, the “Guarantors”), with the Securities and Exchange Commission of the United States of America (“SEC”) on 18 October 2024 in accordance with the requirements of the Securities Act of 1933 (as amended) of the United States of America relating to the proposed issuance and offer, from time to time, of an indeterminate number of debt securities each to be guaranteed by the Guarantors;

“Searches” means the searches made by independent law searchers on our behalf against each Company on 1 April 2025 in:

(a)	the CRO;

(b)	the Petitions Section of the Central Office of the High Court of Ireland; and

(c)	the Judgments Office of the Central Office of the High Court of Ireland;

“Transactions” means the transactions contemplated by the Documents or any of them, as the context requires or permits; and

“Trustee” means The Bank of New York Mellon Trust Company, N.A.

2.5	All headings used in this Opinion are for ease of reference only and are to be disregarded in the construction of this Opinion.

2.6
Any reference to any legislation or legislative provision shall be deemed to refer to such legislation or legislative provision as the same has, as of the date of this Opinion, been amended, extended, consolidated, re-enacted or replaced.  Reference to any EU legislative provision shall be construed as encompassing, where relevant, reference to the same as it has been amended, replaced or consolidated at the date of this Opinion.

HAM\69981754.6	Page 3/20
Exhibit B5 Opinion

2.7
This Opinion (and any non-contractual dispute arising in connection with this Opinion) is governed by, and interpreted in accordance with, Irish law and is subject to the exclusive jurisdiction of the Courts.

2.8	This Opinion is limited to the matters expressly stated in this Opinion and does not extend, and is not to be read as extending by implication, to any other matter. In particular:

(a)	save as expressly stated herein, we express no opinion on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(b)	we express no opinion on the contractual terms of any document other than by reference to the legal character thereof under the laws of Ireland;

(c)
we have made no investigation of, and express no opinion on, the laws or regulations, or the effect on the Documents and the Transactions of the laws or regulations, of any country or jurisdiction other than Ireland (whether or not specific reference is made to any such law or regulation in any Document), and this Opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied or interpreted by the Courts (excluding any foreign law to which reference may be made under the rules of Irish private international law, statute or EU law);

(d)
we express no opinion on the laws of the EU as they affect any jurisdiction other than Ireland.  With respect to EU law, our opinion is solely based on Irish principles of construction and interpretation of EU law, and we have made no investigation of how any other principles of construction that may be applied in any jurisdiction other than Ireland may affect any matter set out in this Opinion;

(e)	we express no opinion on the implications of:

(i)
EU law requiring transposition by Member States, the date for the transposition of which by Member States has not yet occurred or which, although such date has occurred, has not yet been transposed by Ireland; or

(ii)	legislation which, although in force, is not publicly available at the time of issue of this Opinion;

(f)	we express no views or opinion on matters of fact or tax;

(g)
we express no opinion as to the existence or validity of, or the title of any person to, any assets which are or purport to be transferred or otherwise dealt with under the Documents or to the nature or effectiveness of any such transfer or as to whether such assets are capable of being so dealt with free of any equities or security rights or interests which may have been created in favour of any other person;

(h)	we express no opinion on the nature of any set-off or netting rights created or expressed to be created pursuant to the Documents or the Transactions;

HAM\69981754.6	Page 4/20
Exhibit B5 Opinion

(i)	we express no opinion on any Party, transaction or document other than as expressly provided for in this Opinion;

(j)
save as expressly stated herein, we express no opinion as to whether any Party is in compliance with any financial services regulatory or sanctions obligation binding upon such Party whether under any law, code of practice or otherwise; and

(k)	save as expressly stated herein, we express no opinion as to whether any Party is in compliance with any obligation binding on it pursuant to any Data Protection Law.

2.9
This Opinion is given solely for the purpose of the Registration Statement and, save as set out in this Clause 2.9, may not be disclosed without our prior written consent.  The contents of this Opinion may be disclosed by the Addressee, without our prior written consent, to a banking or other regulatory or supervisory authority in its capacity as a regulator of the Addressee and such disclosure may only be made on the strict understanding that:

(a)	it is for the purposes of information only;

(b)	we assume no responsibility or liability to any such person as a result or otherwise;

(c)	this Opinion is to be kept confidential by any such person; and

(d)	none of such persons may rely on this Opinion for their own benefit or for that of any other person.

2.10
We consent to the filing of this opinion as an exhibit to the Report on Form 6-K filed by AerCap Holdings N.V., on 1 April 2025 and incorporated by reference into the Registration Statement.  We also consent to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that or express any views on whether we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder nor shall we incur any liability solely as a result of the public filing of this Opinion with the SEC.  Except as provided in paragraph 2.9 and in this paragraph 2.10, this opinion may not be (in whole or in part) used, copied, circulated or relied upon by any party or for any other purpose without our prior written consent.

2.11
Our responsibility to the Addressee in connection with this Opinion is strictly limited to the express terms of this Opinion.  We have not otherwise advised the Addressee on, or acted for the Addressee in relation to, the Documents.  We owe the Addressee no fiduciary duty, nor are we in a lawyer/client relationship with them, in connection with this Opinion.  We expressly reserve the right to represent our client in relation to any matters affecting the Documents or the Transaction at any time in the future and the fact that we have provided this Opinion to the Addressee shall not be deemed to have caused us to have any conflict of interest in relation to the giving of any such advice.

3.	Opinion

Subject to:

(a)	the bases of opinion set out in section 2 (Bases of Opinion) above;

HAM\69981754.6	Page 5/20
Exhibit B5 Opinion

(b)	the assumptions and reservations set out in sections 4 (Assumptions) and 5 (Reservations and Qualifications), respectively, below; and

(c)	any matters or documents not disclosed to us,

we are of the opinion as follows:

3.1	Corporate status

AICD is a designated activity company limited by shares and is duly incorporated under the laws of Ireland.  It is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name.

AIL is a private company limited by shares and is duly incorporated under the laws of Ireland.  It is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name.

The Searches do not disclose that any steps have been taken to appoint an examiner or a process adviser (within the meaning of the Companies Act) to either Company, to appoint a receiver to either Company or to any of their respective assets or to wind up either Company.  On the basis of the Searches and the Certificates, each Company is validly existing.

3.2	Legal capacity

(a)	Each Company has the necessary legal capacity to enter into, deliver and perform the obligations under the Documents to which it is a party.

(b)	AICD has the necessary legal capacity and authority to issue, enter into, deliver and perform its obligations under the Notes.

(c)	AIL has the necessary legal capacity and authority to enter into and perform its obligations under the Guarantee.

3.3	Corporate authorisation

(a)
All necessary corporate action required of each Company to authorise the execution and delivery of, and the performance by it of its obligations under, the Documents to which it is a party has been taken.

(b)	All necessary corporate action has been taken by AICD to authorise the issuance of, entry into, execution of, and performance under the Notes.

(c)	All necessary corporate action has been taken by AIL to authorise the granting of and performance under the Guarantee.

3.4	Due execution

Each Company has duly executed the Documents to which it is a party.

HAM\69981754.6	Page 6/20
Exhibit B5 Opinion

4.	Assumptions

We have assumed the following in respect of all relevant times (including in respect of any document that predates this Opinion, for the duration of the period from and including the date of such document to and including the date of this Opinion), without any responsibility on our part if any assumption proves to have been untrue or incorrect as we have not independently verified any assumption:

Authenticity/Completeness of the Documents

(a)
the genuineness of any signatures and seals upon all original documents of any kind examined by us and upon the original of any copy, facsimile or electronic copy document examined by us and that, in the case of any signature that purports to have been witnessed, the witness was physically present to witness such signature;

(b)	the authenticity of all documents sent to us as originals;

(c)	that all documents requiring to be delivered pursuant to any applicable law have been delivered;

(d)	the completeness and conformity to the originals of all copy, facsimile or electronic copy documents of any kind furnished to us;

(e)
that, where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of such documents correspond in all respects with the last draft of the complete document submitted to us;

(f)
that where a “black or redlined” version of a document has been sent to us for the purpose of identifying changes to a previous draft, such “black or redlined” version accurately reflects all changes made to the previous draft submitted to us;

Purposes, Benefits and Interests

(g)	that the Documents and the Transactions have been entered into for bona fide commercial purposes, on arm’s length terms and for the corporate benefit of each Party thereto;

Searches

(h)
the accuracy and completeness of the results of the Searches, that the information disclosed by the Searches was up to date and that the information contained in the Searches has not, since the date and time the Searches were made, been altered and that there was no information which had been delivered for registration or filing that did not appear in the relevant records or files at the time the Searches were made;

Certificates

(i)
the accuracy and completeness of the statements contained in each Certificate and of the documents attached to each Certificate as at the date of the relevant Certificate and on the date of this Opinion and that no further investigation or diligence whatsoever in respect of any matter referred to, or the statements made, in the Certificates (or in the attachments thereto) is required of us by the Addressee;

HAM\69981754.6	Page 7/20
Exhibit B5 Opinion

Governing Law and Foreign Law

(j)	as a matter of all relevant laws (other than, insofar as such laws apply to the matters expressly covered by this Opinion, the laws of Ireland):

(i)	all obligations under the Documents will, upon execution and, where relevant, delivery thereof, be valid, legally binding upon, and enforceable against, the Parties thereto;

(ii)	words and phrases used therein have the same meaning and effect as they would if the Documents were governed by Irish law;

(iii)	the choice of governing law(s) is bona fide and valid and there are no grounds for avoiding it based on public policy;

(iv)
all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable in order to permit the execution, delivery (where relevant) or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been obtained, made or done, or will be obtained, made or done, within any relevant permitted period(s); and

(v)
the legal effect of the Documents, and the matters expressed to be effected thereby, as set out in the Documents, and the creation of any security or other interest in any assets the subject thereof, will, upon execution and, where relevant, delivery of the Documents, be effective.

For the purposes of this assumption, “relevant laws” in respect of each Document include most notably:

(A)	the laws of the jurisdiction of incorporation of each Party and each jurisdiction through which each Party acts for the purposes thereof;

(B)	its applicable governing law; and

(C)	the lex situs and, if different, the law governing the creation of the assets which are, or purport to be, dealt with under such Document;

(k)
that there are no provisions of the laws of any jurisdiction outside Ireland which are or will be applicable to the Documents which would be contravened by, or are inconsistent with, the execution, performance or delivery of the Documents and that none of the opinions expressed above will be affected by the laws (including the public policy) of any jurisdiction outside Ireland;

(l)
insofar as any obligation or right of a Party pursuant to the Documents falls or will fall to be performed or, as the case may be, exercised in any jurisdiction outside Ireland, that its performance or, as the case may be, exercise will not be illegal or ineffective by virtue of the laws of that jurisdiction;

HAM\69981754.6	Page 8/20
Exhibit B5 Opinion

Parties

(m)	that:

(i)	each Party to the Documents (other than the Companies in relation to matters expressly covered by this Opinion):

(A)	has been duly incorporated or established;

(B)	is validly existing;

(C)
has the necessary power, authority and capacity to take the benefit of the Documents expressed or intended to be for that Party’s benefit, and to perform its obligations under the Documents to which it is a party, under the laws of the jurisdiction under which it is constituted and any other applicable laws; and

(ii)
each Party has complied with and will comply with all the laws and regulations applicable to the Transactions in any jurisdiction (other than Ireland insofar as such laws and regulations apply to the matters expressly covered in this Opinion) and has obtained all governmental and other consents, licences and approvals required for the execution, delivery and performance thereof by the laws of the jurisdiction (other than Ireland insofar as such consents, licences and approvals apply to the matters expressly covered by this Opinion) under which the same is to be performed (including such filing, registration, recording or enrolling of the Documents in any such jurisdiction as may be required to ensure the legality, validity, enforceability or admissibility in evidence thereof);

(n)
all necessary corporate and shareholder action has been duly and correctly taken by each Party (other than the Companies) to authorise its entry into, delivery and execution of the Documents to which it is a party and to perform its obligations thereunder;

(o)
that the Documents have been or (as the case may be) will be (other than in the case of the Companies) duly executed by a person or persons duly authorised to do so on behalf of, and, as necessary, so delivered by, each of the parties thereto in accordance with its constitutional documents and the laws of the jurisdiction under which it is incorporated or otherwise constituted;

(p)
other than the Trustee acting in its capacity as such, each Party acts and shall act as principal and not as agent or in any other capacity whatsoever, fiduciary or otherwise and shall be personally liable as regards the obligations expressed to be owing by it and shall be the beneficial owner of obligations expressed in the Documents to be owed to it;

(q)
no Party has notice of any prohibition or restriction on the creation, execution or performance of the Documents and there are no contractual or similar restrictions binding on any of the Parties which would affect the conclusions in this Opinion;

HAM\69981754.6	Page 9/20
Exhibit B5 Opinion

Other Agreements

(r)
that there are no agreements or arrangements in existence between the Parties (or any of them) to a Document which in any way amend, add to or vary the terms of the Document or the respective rights or interests of the Parties thereto;

No Insolvency

(s)
no Party is (or, as the case may be, was) at the date of execution or the effective date of the Documents, or will as a result of the Transactions, become insolvent or unable to pay its debts or deemed to be so under the Companies Act or any other applicable statutory provision, regulation or law;

Calculations

(t)
any determination or calculation (including for the purposes of currency conversion) made under the Documents will be made in good faith and in a commercially reasonable manner and will produce a commercially reasonable result;

Financial Transfers

(u)	that the Transactions and other matters contemplated under, or otherwise in connection with, the Documents are not and will not be affected or prohibited by:

(i)
any restrictions arising from EU Regulations having direct effect in Ireland, or by orders made by the Minister for Finance under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Acts 2005 and 2015 or the European Communities Acts 1972 to 2012.  At the date of this Opinion they include restrictions on financial transfers involving residents of certain countries and certain named individuals and entities arising from the implementation in Ireland of United Nations and EU sanctions; or

(ii)	any directions or orders made under the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2021; or

(iii)	any exchange control restrictions of any member of the International Monetary Fund that are maintained or imposed consistently with the Articles of Agreement of the International Monetary Fund;

Section 238 and 239

(v)
that section 238 (Substantial transactions in respect of non-cash assets and involving directors etc.) and section 239 (Prohibition of loans, etc., to directors and connected persons) of the Companies Act have no application to any Document or the Transactions;

Group Companies

(w)
that Holdings is and will at all times be the ultimate holding company (within the meaning of section 8 (Definitions of “holding company”, “wholly owned subsidiary” and “group of companies”) of the Companies Act) of each of the Companies and accordingly, each of Holdings, AICD and AIL is and will at all times be members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of the Companies Act;

HAM\69981754.6	Page 10/20
Exhibit B5 Opinion

Insurance Legislation

(x)
in considering the application of the Insurance Acts to the Documents, that the Companies have not received nor will they receive any remuneration in connection with any guarantee, indemnity or similar payment obligation given or incurred by either Company under the terms of the Documents;

Securities Laws

(y)	any offer or sale of the Notes in Ireland will comply with the requirements referred to in paragraphs 5.23, 5.24 and 5.25 below;

(z)
none of the parties to the Documents have taken or will take any action that has, or might reasonably be expected to, violate any applicable market abuse or other securities laws of any jurisdiction (including, in the case of Ireland, the provisions of the Central Bank (Investment Market Conduct) Rules 2019, the Market Abuse Regulation (EU 596/2014), the Market Abuse Directive (2014/57/EU), the European Union (Market Abuse) Regulations 2016, any rules made by the Central Bank of Ireland pursuant thereto and any rules issued under section 1370 of the Companies Act by the Central Bank of Ireland);

(aa)
any admission to trading or listing (or any application made therefor) of the Notes (or interests in them) on any market, whether a regulated market or not, in Ireland or elsewhere (and including the Global Exchange Market of the Irish Stock Exchange plc, trading as Euronext Dublin) will be for the purposes of any of paragraphs (a) to (e) of section 68(3) of the Companies Act.  In that regard, we understand that the Notes will have a minimum denomination of at least €100,000 or its equivalent in another currency (including US dollars);

Issue of Notes

(bb)
that the Notes have minimum denominations in excess of €100,000 or its equivalent in another currency (including US dollars) and are executed, authenticated and issued by AICD, as Irish issuer, and AGAT, as US issuer;

Prospectus Supplement

(cc)
that, save pursuant to the Final Prospectus Supplement in the case of the Preliminary Prospectus Supplement, neither the Preliminary Prospectus Supplement nor the Final Prospectus Supplement has been amended, modified or terminated in any way since the date on which it was filed with the SEC;

Miscellaneous

(dd)
the truth, accuracy and completeness of all representations as to matters of fact in the Documents and any other representation, certificate and information given to us by or on behalf of any Party (including the Companies) in reply to any queries which we have considered necessary for the purpose of giving this Opinion;

HAM\69981754.6	Page 11/20
Exhibit B5 Opinion

(ee)
the entry by the Parties into the Documents and the performance by them of the Transactions will not infringe the terms of, or constitute a default under, any trust deed, debenture, agreement or other instrument or obligation to which any Party is party or by which any of any Party’s property, undertaking, assets or revenues are bound;

(ff)	that there are no escrow arrangements or other agreements of a similar type in place in relation to the Documents;

(gg)	that any applicable financial services regulatory requirements have been complied with;

Electronic Signatures

(hh)	any electronic signature inserted on a Reviewed Document was inserted by the relevant signatory for the purpose of signing and authenticating the relevant Reviewed Document; and

(ii)	each Party to a Document signed electronically on behalf of any Party has consented to that Party’s execution by way of electronic signature; and

Financial Assistance

(jj)	that section 82 (financial assistance for acquisition of shares) of the Companies Act has no application to the Documents or the Transactions.

5.	Reservations and Qualifications

Our Opinion is subject to the following reservations and qualifications:

Documents

5.1	Notwithstanding any provision in a Document to the contrary, a Document may be capable of being amended by oral agreement or conduct of the Parties.

5.2
Provisions in a Document imposing additional obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature.  The fact that any payment is held to be penal in nature would not, of itself, prejudice the legality or validity of any other provision contained in a Document which does not provide for the making of such payment.

5.3
Provisions in a Document that determinations, calculations, certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the Courts into the merits of any claim by a party claiming to be aggrieved by such determinations, calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such determinations, calculations, certifications or acknowledgements being amended by order of the Courts.

5.4
To the extent that a Document vests a discretion in any party, or provides for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the Courts.

HAM\69981754.6	Page 12/20
Exhibit B5 Opinion

5.5
Provisions of a Document providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

5.6
The effectiveness of terms of a Document exculpating a party from a liability, obligation or duty otherwise owed is limited by law (including, insofar as the liability of trustees is concerned, by section 422 (Liability of trustees for debenture holders) of the Companies Act).

5.7	A person who is not a party to a Document may not be able to enforce any provision thereof which is expressed to be for the benefit of that person.

Insolvency

5.8
The obligations of the Company and each other Party under the Documents are subject to all laws relating to insolvency, bankruptcy, liquidation, receivership, reorganisation, moratorium, examinership, rescue process, trust schemes, preferential creditors, fraudulent disposition, improper transfer, unfair preference, stabilisation, resolution and other similar or applicable laws or regulations relating to or affecting creditors’ rights generally.

5.9
We draw your attention to the fact that the Companies Act provides that a beneficiary (the “beneficiary”) of a guarantee, indemnity or other similar arrangement (the “guarantee”) in respect of the debt of a company to which an examiner has been appointed, may not enforce the guarantee in respect of that liability (even after expiry of the court protection period) unless the beneficiary has, within the periods set out in section 549 of the Companies Act, served notice on the guarantor offering to transfer to the guarantor any rights, so far as they relate to the debt, which the beneficiary may have under section 540 (Consideration by members and creditors of proposals) of the Companies Act to vote in respect of proposals for a compromise or scheme of arrangement in relation to the company.  This rule will not apply if:

(a)	the guarantor is a company to which an examiner has been appointed; or

(b)	both:

(i)	a compromise or scheme of arrangement in relation to the company is not entered into or does not take effect under section 542(3) of the Companies Act; and

(ii)	the beneficiary has obtained the leave of the Irish High Court to enforce the guarantee.

Similar (but separate) provisions apply in relation to guarantees in the context of a beneficiary’s receipt of notice of a meeting to consider  a rescue plan in relation to a small or micro company (pursuant to section 558ZI of the Companies Act and related provisions).

HAM\69981754.6	Page 13/20
Exhibit B5 Opinion

Enforceability/Binding Nature of Obligations

5.10
The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question.  It implies no more than that they are of a character which Irish law recognises and enforces.  It does not mean that a Document will be binding or enforced in all circumstances or that any particular remedy will be available.  Equitable remedies, such as specific performance and injunctive relief, are at the discretion of the Courts and may not be available to persons seeking to enforce provisions of a Document.  Furthermore, the Courts may not allow acceleration of obligations under a Document where an event of default occurs that is considered immaterial.  More generally, in any proceedings to enforce a Document, the Courts may require that the Party seeking enforcement acts with reasonableness and good faith.  Enforcement of a Document may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution, or (ii) any breach of the terms of a Document by the Party seeking to enforce the same, or (iii) any applicable regulatory obligation binding on any person whether under any law, code of practice or otherwise.

5.11
Where an obligation is to be performed outside Ireland under a Document, it may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

5.12
Any judgment of the Courts for moneys due under a Document may be expressed in a currency other than euro but the order may issue out of the Central Office of the High Court expressed in euro by reference to the official rate of exchange prevailing at or shortly before the date of judgment.  In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof.  The rate of exchange to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up, either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and, in the case of a voluntary winding-up, on the date of the relevant winding-up resolution.

5.13
A Court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against a party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that Court.

5.14	Claims against any Party may be or become the subject of set-off or counterclaim and any waiver of those or other defences available to each Party may not be enforceable in all circumstances.

5.15	Currency indemnities contained in the Documents may not be enforceable in all circumstances.

5.16	Enforcement of a Document will be limited by any contractual restrictions contained therein or applying thereto.

5.17
We draw your attention to the decision in the English case of R (on the application of Mercury Tax Group Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721.  Although this decision is not binding on the Courts it may be considered as persuasive authority in any proceedings before the Courts.  One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document:  (i) at all, in the case of a deed and (ii) unless appropriate authorisation has been given, in the case of a simple contract.  Our Opinion is qualified by reference to the above referenced decision.

HAM\69981754.6	Page 14/20
Exhibit B5 Opinion

Statutes of Limitation

5.18	Claims against any Party may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

Power of Attorney

5.19	No opinion is expressed on the irrevocability of, or the enforceability of the delegation of, any power of attorney under the Documents.

Power of the Courts to Stay Actions

5.20
The Courts have power to stay an action where proceedings are pending before a court of a jurisdiction that is not an EU Member State (“Other Court”) involving the same cause of action and between the same parties, or which it determines is a related action, so that it is expedient that both actions be heard and determined together to avoid the risk of irreconcilable judgments, if:

(a)	it is expected that the Other Court will give a judgment capable of recognition and, where applicable, of enforcement in Ireland; and

(b)	the Courts are satisfied that a stay is necessary for the proper administration of justice,

and where staying the action is consistent with Council Regulation (EC) No. 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters (the “Brussels Recast Regulation”).

5.21	The Courts will not decline any mandatory jurisdiction arising pursuant to the Brussels Recast Regulation.

Searches

5.22	It should be noted that:

(a)
the search in the CRO is not capable of revealing whether or not a winding-up petition or petition for the appointment of an examiner has been presented, or whether a resolution for the appointment of a process advisor has been passed.  Notice of a winding-up order made, notice of a resolution passed or of a petition presented for winding-up or for the appointment of an examiner, or a process advisor or notice of a receiver or examiner or process advisor appointed may not be filed with the CRO immediately; and

(b)	searches have not been undertaken in any office of the Circuit Court notwithstanding that the Circuit Court has jurisdiction with respect to the examinership of certain companies.

HAM\69981754.6	Page 15/20
Exhibit B5 Opinion

Offer or Sale of the Notes in Ireland

5.23
The underwriting or placement of the Notes in or involving Ireland by an Addressee or another person must be in conformity with the provisions of the Companies Act, the European Union (Markets in Financial Instruments) Regulations 2017, Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, Regulation (EU) No. 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Regulation (EU) No. 648/2012 and all implementing measures, delegated acts and guidance in respect thereof, and the provisions of the Investor Compensation Act 1998.

5.24
An offer of the Notes to the public in Ireland or seeking their admission to trading on a regulated market situated or operating in Ireland by an Addressee or another person must be in conformity with the provisions of Regulation (EU) 2017/1129 of the European Parliament and of the Council, the European Union (Prospectus) Regulations 2019, the Central Bank (Investment Market Conduct) Rules 2019 and any other rules issued under section 1363 of the Companies Act by the Central Bank of Ireland.

5.25
To the extent they may apply, underwriting, placing or otherwise acting in Ireland in respect of the Notes by an Addressee or another person must be in conformity with the provisions of the Market Abuse Regulation (EU 596/2014) and the Market Abuse Directive (2014/57/EU) and transposing legislation, including the European Union (Market Abuse) Regulations 2016, and any rules issued under section 1370 of the Companies Act by the Central Bank of Ireland, the Companies Act, the Central Bank Acts 1942 to 2018 and any codes of conduct rules made under section 117(1) of the Central Bank Act 1989.

Prospectus Supplement

5.26
We have not been responsible for verifying or investigating the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion contained in the Prospectus Supplement or that no material facts have been omitted therefrom.

Electronic Signatures

5.27
The electronic signature of documents in Ireland is governed by both the E-Commerce Act and the eIDAS Regulation.  For the purposes of our opinion at paragraph 3.4 (Due execution), we have considered whether any relevant electronic signature meets the requirements to be an “electronic signature” within the meaning of the E-Commerce Act and the eIDAS Regulation.  In this regard we note that Article 25(2) of the eIDAS Regulation provides that a “…qualified electronic signature shall have the equivalent legal effect of a handwritten signature.”  It is our view that Article 25(2) of the eIDAS Regulation is facilitative rather than mandatory and that it does not preclude the use of an electronic signature that does not constitute a qualified electronic signature to execute a document.

5.28
Section 14 (Signatures required to be witnessed) of the E-Commerce Act provides that, where a signature to a document is required to be witnessed, that requirement is “…taken to have been met if…” specified criteria are satisfied (including the use of advanced electronic signatures based on qualified certificates by the signatory and the witness).  It is our view that this provision is enabling rather than mandatory and, as such, it is possible for an electronic signature of a document to be witnessed otherwise than by satisfying the criteria set out in section 14, provided that the witness is physically present to witness the use of the electronic signature.

HAM\69981754.6	Page 16/20
Exhibit B5 Opinion

5.29
Section 10 (Excluded Laws) of the E-Commerce Act provides that sections 12 to 23 (being the provisions enabling the use of electronic signatures) are “…without prejudice to…the law governing…” matters including (of specific relevance to this Opinion):

(a)	“…the creation, execution, amendment, variation or revocation of a trust”; and

(b)
“…the manner in which an interest in real property (including a leasehold interest in such property) may be created, acquired, disposed of or registered, other than contracts (whether or not under seal) for the creation, acquisition or disposal of such interests”.

The law governing the above matters includes requirements for documents relating to the above matters to be in writing and signed on behalf of the parties thereto.  It is our view that the better interpretation of section 10 of the E-Commerce Act and those laws is that they do not preclude the use of electronic signatures for this purpose but, in the absence of binding judicial authority on the issue, it is not possible to provide a definitive opinion on the issue.

HAM\69981754.6	Page 17/20
Exhibit B5 Opinion

Yours faithfully

/s/ McCann FitzGerald LLP

McCann FitzGerald LLP

HAM\69981754.6	Page 18/20
Exhibit B5 Opinion

Schedule 1

Addressee

Cravath, Swaine & Moore LLP

HAM\69981754.6	Page 19/20
Exhibit B5 Opinion

Schedule 2

Documents

1.
Eleventh Supplemental Indenture dated 1 April 2025 among AICD, as Irish issuer, AGAT, as U.S. issuer, and Holdings, AerCap Aviation Solutions B.V., AIL, AerCap US Global Aviation LLC, International Lease Finance Corporation and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”);

2.
Underwriting Agreement dated 25 March 2025 among AICD, AGAT, Holdings, AerCap Aviation Solutions B.V., AIL, International Lease Finance Corporation, AerCap US Global Aviation LLC, Mizuho Securities USA LLC, BofA Securities, Inc., Truist Securities, Inc. and MUFG Securities Americas Inc. for themselves and as representatives of the several underwriters listed in Schedule I thereto; and

3.	Global Notes issued by AICD, as Irish issuer, and AGAT, as U.S. issuer, pursuant to the Indenture, in respect of U.S.$500,000,000 Fixed-Rate Reset Junior Subordinated Notes due 2056.

HAM\69981754.6	Page 20/20
Exhibit B5 Opinion